Where Food Comes From, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
November 14, 2013	OTCQB: WFCF

Where Food Comes From®, Inc. Reports Third Quarter Results

Recent acquisition and strategic partnership add approximately 4,000 new customers and more than $2.0 million in projected annual revenue, positioning the Company for long-term profitable growth

CASTLE ROCK, Colo. – Where Food Comes From, Inc. (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the trusted resource for third-party verification of food production practices, today announced results for its third quarter and nine month period ended September 30, 2013.

“Growth in demand for our Non-Hormone Treated Cattle (NHTC) and Verified Natural Beef (VNB) programs partially offset age and source revenue that was lower due to Japan’s easing of beef import requirements earlier this year,” said John Saunders, chairman and CEO. “We are pleased that the majority of our ranch source and age customers remain committed to continuing their annual audit activities. Additionally, we added 3,000 new producer customers at the end of the third quarter through our acquisition of the auditing business of Validus Ventures – a transaction that expanded our food group coverage and added new auditing standards to our services portfolio. Early in the fourth quarter, we added an additional 1,000 new producer customers by assuming management of Micro Technologies’ process verification program. We now perform audits for more than 10,000 customers, an approximate 66% increase over 2012 year-end.

“We were solidly profitable in the third quarter prior to incurring significant legal and advisory costs associated with the Validus acquisition. We believe the Validus and Micro transactions, which we project will bring us an additional $2.0 million in annual revenue, put us in a strong position to achieve profitable growth in 2014 and beyond. In the meantime, we continue to evaluate M&A opportunities that can expand our solutions portfolio and consolidate our leadership position in this growing industry. We now audit to more than 20 standards in all major food groups.”

Third Quarter Results

Third quarter revenue decreased slightly to $1,470,200 from revenue of $1,545,200 in the third quarter last year. Verification services revenue was $1,181,800 versus $1,237,200 year-over-year, while hardware revenue, consisting primarily of cattle identification tags, was down slightly to $263,300 from $268,800. The lower verification and hardware revenue was attributable to Japan’s easing of import requirements resulting in lower source and age verification revenue. The Company expects these reductions to be more than offset over time by growth in other verification categories in combination with new revenue streams resulting from M&A activities. Labeling revenue in the third quarter was $25,000 versus $39,200 in the same quarter last year. In November the Company announced that Heinen’s fine foods has expanded its labeling program to include all lamb products in its meat case.

Selling, general and administrative expenses in the third quarter were $715,700, a slight increase over $686,500 in the same quarter last year.

During the third quarter the Company incurred significant transaction costs in the acquisition of Validus. As a result, the Company reported a net loss attributable to Where Food Comes From, Inc. of $18,800, or less than $0.01 per share, versus net income of $63,600, or less than $0.01 per share, in the same quarter last year.

Nine-Month Results

Revenue through nine months of 2013 was $3,736,400 versus $3,971,600 in the same period a year ago. Verification revenue decreased to $3,099,000 from $3,255,300 year over year. Hardware revenue was $544,200 versus $626,000 a year ago. Revenue from Where Food Comes From and other sources increased to $93,200 from $90,400.

Selling, general and administrative expense year-to-date increased to $1,905,900 from $1,755,900. This increase reflected legal and advisory costs associated with the Validus acquisition, partially offset by general cost reduction measures undertaken by the Company.

Inclusive of $219,000 in transaction costs associated with the Validus acquisition, the Company reported a net loss attributable to Where Food Comes From, Inc. of $22,200, or less than $0.01 per basic and diluted share, in the first nine months versus net income of $730,200, or $0.04 per basic and $0.03 per diluted share, in the same period last year. The 2012 period included an income tax benefit of $363,000.

Balance Sheet Highlights

During the third quarter the Company paid $565,000 in cash as part of the acquisition of Validus Ventures. Cash and cash equivalents at September 30, 2013, totaled $1.0 million versus $1.4 million at 2012 year-end. Working capital was $1.5 million versus $1.7 million.

Conference Call and Webcast

The Company will conduct a conference call today at 8:00 a.m. Mountain Time.

The call-in numbers for the conference call:

Domestic Toll Free: 1-877-941-8609

International: 1-480-629-9692

Conference ID: 4649684

Phone replay:

A telephone replay of the conference call will be available through November 28, 2013, as follows:

Domestic Toll Free: 1-800-406-7325

International: 1-303-590-3030

Conference Code: 4649684

About Where Food Comes From, Inc.

Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s trusted resource for third party verification of food production practices. The Company supports more than 10,000 farmers, ranchers, processors, retailers and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, and Validus Verification Services units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Go to www.wherefoodcomesfrom.com for additional information.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership; expectations to achieve profitable growth; the Company’s belief that most of the impact of changes in Japan’s import requirements has been absorbed; plans to expand the Company’s product/service portfolio; positive customer retention trends; expectations for annual revenue to increase by $2.0 million due to acquisitions and partnerships; and the demand for, and impact and efficacy of, the Company’s and its subsidiaries’ products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the third quarter and nine-month period are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Where Food Comes From, Inc.

Statements of Income (Loss)

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2013		2012		2013		2012

Revenues
Service revenue		$1,181,777		$1,237,215		$3,098,976	$3,255,266
Product sales		263,344		268,750		544,212	625,986
Other revenue		25,041		39,196		93,234	90,375
Total revenue		1,470,162		1,545,161		3,736,422	3,971,627
Costs of revenue
Labor and other costs of services		563,392		543,362		1,432,278	1,387,499
Costs of products		192,086		198,862		396,164	454,279
Total costs of revenue		755,478		742,224		1,828,442	1,841,778
Gross profit		714,684		802,937		1,907,980	2,129,849
Selling, general and administrative expenses		715,652		686,538		1,905,933	1,755,873
Income (loss) from operations		(968)		116,399		2,047	373,976
Other expense (income):
Interest expense		17,803		6,068		29,872	19,761
Gain on sale of marketable securities		—		(9,581)		—	(12,155)
Other income, net		(381)		(556)		(1,115)	(3,909)
Income (loss) before income taxes		(18,390)		120,468		(26,710)	370,279
Income tax expense (benefit)		(11,019)		46,500		(12,229)	(362,972)
Net income (loss)		(7,371)		73,968		(14,481)	733,251
Net income attributable to
non-controlling interest		(11,408)		(10,336)		(7,763)	(3,063)
Net income (loss) attributable to Where Food
Comes From, Inc.		$(18,779)		$63,632		$(22,244)	$730,188
Net income (loss) per share:
Basic	$	*	$	*	$	*	$0.04
Diluted	$	*	$	*	$	*	$0.03
Weighted average number of common
shares outstanding:
Basic		21,879,648		21,063,153		21,626,558	20,843,311
Diluted		21,879,648		21,798,484		21,626,558	21,571,396

Where Food Comes From, Inc.

Balance Sheets

	September 30,	December 31,
	2013	2012
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$1,037,584	$1,403,489
Accounts receivable, net	620,984	377,072
Prepaid expenses and other current assets	107,516	80,189
Deferred tax assets	255,173	242,944
Total current assets	2,021,257	2,103,694
Property and equipment, net	142,419	146,563
Intangible and other assets, net	1,874,792	303,810
Goodwill	1,279,762	532,997
Long-term deferred tax assets	277,177	277,177
Total assets	$5,595,407	$3,364,241

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$249,415	$134,913
Accrued expenses and other current liabilities	53,981	58,808
Customer deposits	18,859	27,478
Deferred revenue	155,882	139,022
Short-term debt and current portion of notes payable	24,397	22,873
Current portion of capital lease obligations	4,119	5,506
Total current liabilities	506,653	388,600
Capital lease obligations, net of current portion	11,871	14,981
Notes payable and other long-term debt, net	171,363	191,106
Notes payable, related party	—	200,000
Total liabilities	689,887	794,687
Contingently redeemable non-controlling interest	1,004,974	—
Stockholders’ equity:
Common stock	23,233	21,837
Additional paid-in capital	5,046,856	3,668,556
Treasury stock	(150,849)	(121,294)
Accumulated deficit	(1,309,784)	(1,287,540)
Total Where Food Comes From, Inc. equity	3,609,456	2,281,559
Non-controlling interest	291,090	287,995
Total Equity	3,900,546	2,569,554
Total liabilities and stockholders’ equity	$5,595,407	$3,364,241